FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

National Western Life Announces 2012 Third Quarter Earnings

Austin, Texas, November 8, 2012 ‑ Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today third quarter 2012 consolidated net earnings of $24.3 million, or $6.88 per diluted Class A common share, compared with consolidated net earnings of $19.3 million, or $5.45 per diluted Class A common share, for the third quarter of 2011. For the nine months ended September 30, 2012, the Company reported consolidated net earnings of $67.3 million, or $19.04 per diluted Class A common share, compared with $51.3 million, or $14.49 per diluted Class A common share, a year ago. The Company's book value per share increased to $376.47 as of September 30, 2012 from $366.27 at June 30, 2012.

Operating revenues, excluding realized gains on investments and realized and unrealized gains (losses) on index options, increased to $153.7 million for the quarter ended September 30, 2012, compared to $150.9 million reported in the third quarter of 2011. For the first nine months of 2012, adjusted operating revenues of $464.8 million represented an increase in excess of 4% versus the comparable period in 2011. Mr. Moody noted that growing revenues in the current economic climate was a challenge. “There is a high degree of uncertainty among consumers right now given lingering high unemployment, ongoing economic contraction in Europe and the imminent 'fiscal cliff' scenario created by Congress. Consequently, we take great satisfaction in the fact that, compared to a year ago at this time, the amount of life insurance we have in force has increased to $21.3 billion from $20.5 billion and the number of active annuity contracts has risen to 141,000 from 138,000. Steadily growing our blocks of business will help fuel revenue and profit growth going forward."

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $62.0 million for the nine months ended September 30, 2012, or $17.55 per diluted Class A common share, compared to $47.0 million, or $13.29 per diluted Class A common share, in the same period for 2011 representing an increase of 32%. Commenting on the financial performance of the Company, Mr. Moody observed, "We are hopeful that our operating results thus far will translate into a solid finish to the 2012 fiscal year. Our amortization of deferred acquisition costs has been in line with or better than our actuarial assumptions creating a bottom line benefit to our operating earnings. Likewise, our investment portfolio impairments have been miniscule this year as evidenced by the net realized gains we have been reporting each quarter. In this low interest rate environment, we continue to actively manage our investment spreads based upon the yields we are able to obtain within the framework of our investment guidelines."

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. The Company has approximately 283 employees and 16,900 contracted independent agents, brokers, and consultants, and at September 30, 2012, maintained total assets of $10.2 billion, stockholders' equity of $1.4 billion, and life insurance in force of $21.3 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Revenues, excluding investment and index option gains (losses)	153,676	150,940	464,816	445,125
Realized and unrealized gains (losses) on index options	32,369	(61,524)	42,328	(38,773)
Realized gains on investments	4,940	2,938	8,112	6,520
Total revenues	190,985	92,354	515,256	412,872

Earnings:
Earnings from operations	21,111	17,355	62,036	47,027
Net realized gains on investments	3,211	1,910	5,273	4,238
Net earnings	24,322	19,265	67,309	51,265

Net earnings attributable to Class A shares	23,634	18,720	65,405	49,815

Basic Earnings Per Class A Share:
Earnings from operations	5.97	4.91	17.55	13.31
Net realized gains on investments	0.91	0.54	1.49	1.20
Net earnings	6.88	5.45	19.04	14.51

Basic Weighted Average Class A Shares	3,435	3,435	3,435	3,433

Diluted Earnings Per Class A Share:
Earnings from operations	5.97	4.91	17.55	13.29
Net realized gains on investments	0.91	0.54	1.49	1.20
Net earnings	6.88	5.45	19.04	14.49

Diluted Weighted Average Class A Shares	3,435	3,436	3,435	3,437

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com